As filed with the Securities and Exchange Commission on June 25, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APOGEE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0919654
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4400 West 78th Street, Suite 520

Minneapolis, Minnesota 55435

(Address of principal executive offices, including zip code)

Apogee Enterprises, Inc. 2019 Stock Incentive Plan

(Full title of the plan)

Meghan M. Elliott, Esq.

Vice President, General Counsel and Secretary

Apogee Enterprises, Inc.

4400 West 78th Street, Suite 520

Minneapolis, Minnesota 55435

(952) 487-7645

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $0.33 1/3 per share	1,000,000	$38.05	$38,050,000	$4,151.26

(1)	Represents shares of common stock of Apogee Enterprises, Inc. that may be offered or sold pursuant to the Apogee Enterprises, Inc. 2019 Stock Incentive Plan, as Amended and Restated (2021).
(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock that may be offered or issued under the Apogee Enterprises, Inc. 2019 Stock Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended. The proposed maximum offering price is based on the average of the high and low prices of Apogee Enterprises, Inc. common stock as reported on the Nasdaq Global Select Market on June 23, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 of Apogee Enterprises, Inc. (the “Company”) is being filed pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended, to register an additional 1,000,000 shares of the Company’s common stock (“Common Stock”), par value $0.33 1/3 per share, issuable pursuant to the Apogee Enterprises, Inc. 2019 Stock Incentive Plan, as Amended and Restated (2021) (the “Plan”). The issuance of the additional shares was approved by the Board of Directors (the “Board”) of the Company at a meeting of the Board on April 21, 2021 and by the shareholders of the Company at our 2021 Annual Meeting held on June 23, 2021. In accordance with Section E of the General Instructions to Form S-8, the Registration Statement on Form S-8 previously filed with the Securities and Exchange Commission relating to the Plan (Registration Statement No 333-236400) is incorporated by reference herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC by Apogee Enterprises, Inc. (“we,” “us” or “Apogee”) are incorporated by reference in this registration statement:

(a) Our Annual Report on Form 10-K for the fiscal year ended February 27, 2021;

(b) Our Current Reports on Form 8-K filed on March  5, 2021, April  26, 2021, and May 27, 2021;

(c) The description of our common stock included as Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended February 29, 2020.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules and regulations, including reports (or portions thereof) on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise explicitly indicated therein) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, are incorporated by reference herein and are a part hereof from the respective dates of filing of such documents.

Item 8.	Exhibits.

4.1	Restated Articles of Incorporation of Apogee Enterprises, Inc. (incorporated by reference to Exhibit 3.1 to Apogee’s Annual Report on Form 10-K for the year ended February 28, 2004).

4.2	Articles of Amendment to the Restated Articles of Incorporation of Apogee Enterprises, Inc., as filed with the Minnesota Secretary of State on January 15, 2020 (incorporated by reference to Exhibit 3.1 to Apogee’s Current Report on Form 8-K filed on January 16, 2020).

4.3	Amended and Restated Bylaws of Apogee Enterprises, Inc. as of April 21, 2021.*

4.4	Specimen certificate for shares of common stock of Apogee Enterprises, Inc.*

4.5	Apogee Enterprises, Inc. 2019 Stock Incentive Plan, as Amended and Restated (2021).*

5.1	Opinion of Dorsey & Whitney LLP.*

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).*

23.2	Consent of Independent Registered Public Accounting Firm.*

24.1	Power of Attorney.*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 25, 2021.

APOGEE ENTERPRISES, INC.

By:	/s/ Ty R. Silberhorn
Ty R. Silberhorn
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on June 25, 2021.

Signature	Title
/s/ Ty R. Silberhorn	President, Chief Executive Officer and Director (principal executive officer)
Ty R. Silberhorn

/s/ Nisheet Gupta	Chief Financial Officer (principal financial and accounting officer)
Nisheet Gupta

*	Director
Christina M. Alvord

*	Director
Frank G. Heard

*	Director
Lloyd E. Johnson

*	Director
Elizabeth M. Lilly

*	Chairman
Donald A. Nolan

*	Director
Herbert K. Parker

*	Director
Mark A. Pompa

*	Director
Patricia K. Wagner

*By:	/s/ Meghan M. Elliott
Meghan M. Elliott
Attorney-in-Fact